Exhibit 99.1

Dollar Tree Reports Fourth Quarter 2008 Sales of $1.39 Billion,
Record Annual Sales of $4.64 Billion for Fiscal 2008

CHESAPEAKE, Va. – February 5, 2009 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s largest discount variety store chain selling everything for $1 or less,  reported total sales of $1.39 billion for its fiscal fourth quarter of 2008, a 6.8% increase compared to $1.30 billion in last year’s fiscal fourth quarter. Comparable-store sales for the quarter increased 2.2%.

“Dollar Tree continues to be right for the times,” said Bob Sasser, President and CEO. “The expanded assortment of high-value basic consumable merchandise makes our stores more relevant and continues to drive sales. Comparable-store sales grew despite challenges throughout the quarter, including the calendar shift in November, and a succession of winter storms across the country from mid-December through January.  Holiday sales were very strong despite the weather impact, as customers took advantage of our great values on Christmas seasonal merchandise and basic consumable products.”

For the full year 2008, sales were a record $4.64 billion, a 9.5% increase compared to the $4.24 billion reported last year. Comparable-store sales increased 4.1% for the full year 2008.

The Company expects that earnings per share for the quarter and year will be above the middle of its previous guidance range of $1.07 to $1.15 and $2.45 to $2.53, respectively.

The Company will release its fourth quarter earnings results on Wednesday, February 25, 2009. The Company will also host a conference call at 9:00 a.m. EST that day, to discuss the results in detail, and provide insights into its plans for 2009. The telephone number for the call is 888-791-4305.  A recorded version of the call will be available until midnight Wednesday, March 4, and may be accessed by dialing 888-203-1112, and the pass code is 5293344.  International callers may dial 719-457-0820 and the pass code is 5293344.  A webcast of the call will be accessible through Dollar Tree’s website, www.DollarTree.com/medialist.cfm.

Dollar Tree continues to grow. The Company operated 3,591 stores in 48 states as of January 31, 2009, compared to 3,411 stores one year ago.  During the fourth quarter of 2008, the Company opened 30 stores, closed 11 stores, and expanded or relocated 7 stores.  For the year, the Company opened 231 stores, closed 51 stores and expanded or relocated 86 stores.  The Company’s retail selling square footage totaled approximately 30.3 million at January 31, 2009, a 6.7% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers.  To learn more about the Company, visit www.Dollartree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward -looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate.  For example, our forward-looking statements include statements regarding our expectations for fourth quarter and full year earnings per share.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 1, 2008 and our Quarterly Report on Form 10-Q filed December 5, 2008.  In light of these risks and uncertainties, the future events, developments or results described by our forward - looking statements in our documents could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
Vice President, Investor Relations
757-321-5284
www.DollarTree.com